EXHIBIT 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
GAIN Capital Holdings, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-208175) on Form S-3 and (No.’s 333-211097 and 333-171841) on Form S-8, respectively, of GAIN Capital Holdings, Inc. of our reports dated March 15, 2017, with respect to the consolidated balance sheet of GAIN Capital Holdings, Inc. as of December 31, 2016, and the related consolidated statements of income and comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of December 31, 2016, which report appears in the December 31, 2016 annual report on Form 10-K of GAIN Capital Holdings, Inc.

/s/ KPMG LLP

New York, New York
March 15, 2017